JMAR’S BIOSENTRY™ WATER MONITORING SYSTEM TO BE TESTED FOR HOMELAND SECURITY APPLICATION

Key U.S. City to Install BioSentry in Central Public Facility to Test for Deliberate,

Harmful Biological Contamination of Drinking Water

SAN DIEGO, CA –December 01, 2005 – JMAR Technologies, Inc. (Nasdaq: JMAR) will install the BioSentry™ in a major U.S. city for the purpose of monitoring drinking water for Cryptosporidium and other microorganisms. This test program marks the first application of BioSentry to directly support Homeland Security initiatives.

The program, which is set to commence in January 2006, will last three months. Under the terms of the contract, JMAR will receive funding from the city to conduct evaluation tests and report the performance of BioSentry’s effectiveness in monitoring the facility’s drinking water for Cryptosporidium, a protozoan parasite that can infect humans and result in serious illness.

With more than $40 billion dollars allocated to the U.S. Department of Homeland Defense for Fiscal Year 2005, protecting the nation against acts of terrorism is clearly a critical concern. As part of the 2005 Homeland Security Appropriations Act, signed by President Bush in October of 2004, more than $118 million has been allocated to enhancing current environmental monitoring activities, $40 million of which is targeted at monitoring the nation’s vital water supplies.

“Although drinking water in the United States is considered among the safest in the world, an increase in the visibility and awareness of recent terrorist activity has brought water safety to the forefront of our security concerns,” commented John Ricardi, VP of Sensor Products Group for JMAR. “BioSentry is uniquely positioned to offer continuous, real-time monitoring of a facility’s water supply, a critical component in the nation’s homeland security efforts.”

“We are pleased that BioSentry™ has been selected for testing and validation in this Homeland Security application,” said Ronald A. Walrod, CEO of JMAR. “We believe that continuous monitoring and rapid detection of biological contamination in water supplies will prove an important alternative to the time-consuming and often sporadic process of manual sample collection and laboratory analysis. When it comes to protecting our drinking supplies, BioSentry™ can play a significant role.”

With this installation, JMAR now has systems installed in four of its target markets: beverage bottling quality assurance, water utility operations, cruise ship water monitoring, and homeland security. JMAR recently announced the successful completion of the first phase of BioSentry testing at Kimpen, S.A. de C.V., Mexico’s leading beverage development and manufacturing company. Kimpen subsequently purchased two units for operational testing. BioSentry is also currently undergoing beta-testing at two additional sites. Olivenhain Municipal Water District has employed three BioSentry systems to monitor raw influent water, treated effluent water and distribution system water at its water treatment facility. A BioSentry test unit is also installed on a ship operated by a major cruise line with the objective to monitor water quality for onboard drinking water, spas and swimming pools.

About BioSentry™

The BioSentry™ is a laser-based, contamination warning system that provides continuous, automated monitoring of drinking water. This unique system is designed to monitor, detect and classify waterborne microorganisms in real time, assuring water purity. Prospective applications include beverage bottling quality assurance, water utility operations, cruise ship water monitoring, and homeland security for building water supply and water distribution systems.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism contamination warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	John Nesbett/Erika Moran Media IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.